SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 20, 1997




                        THE CARBIDE/GRAPHITE GROUP, INC.

        Delaware                    0-20490                     25-1575609
(State of Incorporation)    (Commission File Number)          (IRS Employer
                                                           Identification Code)


                         One Gateway Center, 19th Floor
                                 Pittsburgh, PA
                                      15222
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (412) 562-3700





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Item 1 through Item 4:  Not applicable.

Item 5 -- Other Events:

Legal Proceedings Update
------------------------

     On August 20, 1997, Erie Forge and Steel, Inc. dismissed the case it had filed against the Company in the United States District Court for the Western District of Pennsylvania. Four civil cases have been filed in the United States District Court for the Eastern District of Pennsylvania in Philadelphia asserting claims on behalf of purchasers for violations of the Sherman Act which claims are substantially similar to those asserted in the case filed by Erie Forge and Steel, Inc. Those cases have been consolidated. The consolidated case names the Company, UCAR International, Inc. and SGL Carbon Corporation as defendants and seeks treble damages. The Company intends to vigorously defend against this consolidated action. No provision for liability related to such matter has been made in the unaudited condensed consolidated financial statements set for in the Company's Form 10-Q for the quarter ended April 30, 1997.


Current Developments Update
---------------------------

     On September 2, 1997, the Company made the following announcement regarding a tender offer and consent solicitation associated with its 11.5% Senior Notes due 2003:

     Pittsburgh, PA - September 2, 1997 - The Carbide/Graphite Group, Inc. (NASDAQ NNM: CGGI) today announced a tender offer and consent solicitation initiated on August 29, 1997 for the $80,035,000 outstanding principal amount of its 11 1/2% Senior Notes due September 1, 2003 (the "Notes").

     The purchase price to be paid for each tendered Note will be based on a fixed spread of 50 basis points over the yield of the 6 1/8% U.S. Treasury Note due August 31, 1998, as calculated on September 23, 1997, or if the offer is extended, the third business day prior to the expiration date of the offer (September 23, 1997, or such later date, the "Pricing Date"), less a consent payment of $15.00 per $1,000 in Note principal (the "Consent Payment"). In conjunction with the offer, the Company is soliciting consents to eliminate substantially all of the restrictive covenants and certain default provisions in the Indenture under which the Notes were issued, other than the covenants to pay interest on and principal of the Notes and the default provisions related to such covenants. The offer is conditioned on, among other things, the receipt of consents from the holders of at least a majority of the Notes (the "Requisite Consents") and receipt of sufficient financing to consummate the offer. Holders who tender their Notes in the offer will be required to consent to the proposed amendments.


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     The Consent  Payment will only be paid to holders of Notes who tender their
Notes and give their consent at or prior to Midnight, New York City time, on the date (the "Consent Date") that is one business day following the public announcement (by press release) of the occurrence of (i) September 12, 1997 (provided the Company has received the Requisite Consents by such date) or (ii) such date as the Company receives the Requisite Consents. The offer will expire on September 26, 1997 (the "Expiration Date"), provided that there will be a minimum of five business days between the Consent Date and the Expiration Date. Tendered notes may be withdrawn and related consents may be revoked at any time on or prior to the Consent Date but not thereafter. If the Expiration Date is extended to a date later than September 26, 1997, the Pricing Date will be extended to the date that is the third business day prior to the Expiration Date.

     For additional information regarding the pricing, tender and delivery procedures and conditions of the offer and consent solicitation, reference is made to the Offer to Purchase and Solicitation of Consents and related transmittal documents, copies of which can be obtained from MacKenzie Partners, Inc., the information agent for the offer. NationsBanc Capital Markets, Inc. is the dealer manager for the offer and consent solicitation.

     The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Mary's, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

                                      # # #


Item 6 through Item 9:  Not applicable.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the following hereunto duly authorized.

                                         The Carbide/Graphite Group, Inc.

                                              /s/  Walter B. Fowler
                                    -------------------------------------------
                                    Walter B. Fowler - Chief Executive Officer
Dated:  September 2, 1997



















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